UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8−K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 15, 2009

SOUTHERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6407	75-0571592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5444 Westheimer Road Houston, Texas (Address of principal executive offices)	77056-5306 (Zip Code)

Registrant's telephone number, including area code: (713) 989-2000

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⁪ Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⁪ Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (“Compensation Committee”) of the Board of Directors of Southern Union Company (the “Company”) approved long term incentive equity awards to certain officers of the Company, effective upon the close of the market on December 15, 2009, pursuant to the Company’s Third Amended and Restated 2003 Stock and Incentive Plan (the “Plan”).  The Company’s Board of Directors, upon recommendation of the Compensation Committee, also approved an equity award to George L, Lindemann, the Company’s Chairman and Chief Executive Officer, effective upon the close of the market on December 15, 2009.  The equity awards issued to Named Executive Officers (included in the Company’s proxy statement) were as follows:

Name	Stock Options (# of Shares)	Restricted Shares (# of Shares)
George L. Lindemann	464,176	35,824
Eric D. Herschmann	140,107	119,743

Name	Stock Appreciation Rights (# of Shares)	Cash Restricted Units (# of Shares)
Robert O. Bond	39,329	11,204
Monica M. Gaudiosi	46,703	13,305
Richard N. Marshall	46,703	13,305

Each stock option was awarded at an exercise price of $21.64 per share, which was equal to the closing price of the Company’s common stock on December 15, 2009 (the “Grant Date”). The stock options awarded to Messrs. Lindemann and Herschmann will vest in equal amounts on the first, second and third anniversaries of the Grant Date and will terminate on the tenth anniversary of the Grant Date, unless earlier terminated in accordance with the Plan.  The vesting of the stock options awarded to Messrs. Lindemann and Herschmann will be accelerated in the event of (i) a change of control of the Company or (ii) the death, disability or termination of employment without cause. The expiration of the options shall not be accelerated, except in the event of a termination of employment with cause or by a voluntary termination of employment.

The restricted shares awarded to Messrs. Lindemann and Herschmann permit each of them to receive, on predetermined dates upon expiration of applicable restrictions, a specified number of shares of the Company’s common stock. Restrictions on the restricted shares awarded to Messrs. Lindemann and Herschmann will expire in equal amounts on the first, second and third anniversaries of the Grant Date, unless earlier terminated in accordance with the Plan. The expiration of the restrictions on the restricted shares awarded to Messrs. Lindemann and Herschmann will be accelerated upon (i) a change in control of the  Company or (ii) the death, disability or termination of employment without cause.

Until Company common stock is issued upon the exercise of the stock options or the expiration of restrictions on the restricted shares, Messrs. Lindemann and Herschmann will not be deemed for any purpose to be, or have rights as, a Company shareholder in respect of the award, including voting and the receipt of dividends.

Each stock appreciation right (“SAR”) awarded to Messrs. Bond and Marshall and Ms. Gaudiosi will be settled only in shares of the Company’s common stock in an amount based on the increase in value of shares of Company common stock on the applicable vesting date in excess of the Grant Date exercise price of $21.64. The SAR awards vest in equal amounts on the first, second and third anniversaries of the Grant Date, and terminate on the tenth anniversary of the Grant Date, unless earlier terminated in accordance with the Plan.

The cash restricted units awarded to Messrs. Bond and Marshall and Ms. Gaudiosi permit each of them to receive cash in an amount equal to a specified number of shares of the Company’s common stock valued at the closing price of the Company’s common stock on the dates such restrictions expire.  Restrictions on each such award will expire in equal amounts on the first, second and third anniversaries of the Grant Date, unless earlier terminated in accordance with the Plan.

The SARs and cash restricted units awarded to Messrs. Bond and Marshall and Ms. Gaudiosi contain an acceleration of vesting/expiration in the event of a change of control of the Company.  Until Company common stock is issued upon settlement of the SARs, the grantee will not be deemed for any purpose to be, or have rights as, a Company shareholder with respect to the awards of SARs, including voting rights and receipt of dividends.

Grants of stock options, restricted shares, SARs and cash restricted units were made pursuant to the form of Long Term Incentive Award Agreement, which was filed as Exhibit 99.1 to Southern Union’s Current Report on Form 8-K filed on January 3, 2007 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN UNION COMPANY
(Registrant)
Date: December 17, 2009	By:	/s/ Robert M. Kerrigan, III
Robert M. Kerrigan, III
Vice President - Assistant General Counsel and Secretary